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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of United Companies Financial Corporation on Form S-3 of our report dated February 28, 1995 (May 1 as to Note 13 and Item 14, Schedules V and VI) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's plan to dispose of United General Title Insurance Company, a wholly-owned subsidiary of the Company), appearing in and incorporated by reference in the Annual Report on Form 10-K/A-1 of United Companies Financial Corporation for the year ended December 31, 1994, and to the reference to us under the headings "Selected Financial and Other Data" and "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Baton Rouge, Louisiana
June 19, 1995